Exhibit 10.18

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$528,000

David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	$270,300

C. S. Warren Huang President of Afton Chemical Corporation	$342,200

Steven M. Edmonds Vice President and General Counsel	$256,800

Bruce R. Hazelgrove, III Vice President, Corporate Resources	$225,600